UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

IRS PARTNERS NO. 19, L.P.
THE LEONETTI/O’CONNELL FAMILY FOUNDATION
M2O, INC.
THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST
MICHAEL F. O’CONNELL
LEGION PARTNERS ASSET MANAGEMENT, LLC
CHRISTOPHER S. KIPER
BRADLEY S. VIZI
ROGER H. BALLOU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of RCM Technologies, Inc.  The participants have made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its two director nominees.

On December 2, 2013, Legion Partners issued the following press release:

LEGION PARTNERS COMMENCES SETTLEMENT NEGOTIATIONS WITH RCMT

Largest Stockholder Proposes Terms that Empower All Stockholders

Los Angeles – December 2, 2013 – Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other stockholders (collectively, the “Stockholder Group”) of RCM Technologies, Inc. (NASDAQ: RCMT) (the “Company” or “RCM”), which has nominated two director nominees to the Board of Directors of RCM at the 2013 annual meeting of stockholders scheduled for December 5, 2013 (the “2013 Annual Meeting”), today responded to the Company’s proposed settlement offer sent November 27, 2013.

“We have long urged RCM’s Board to work collaboratively with us to enhance value for all stockholders rather than squander time, money and attention with a proxy contest,” said Bradley S. Vizi of Legion Partners. “So while we welcome RCM’s recent overtures, we believe any settlement should be structured in a way that empowers all stockholders to continue pushing for much-needed reform. Our efforts – endorsed by Institutional Shareholder Services’ recommendation to vote the GOLD proxy card – have prompted RCM to implement long-sought changes. Keeping the Board responsive to stockholders must be the foundation of any settlement.”

The Stockholder Group’s response to RCM accepts the Company’s proposal to amend its slate to include three nominees for election to the Board at the 2013 Annual Meeting, including RCM nominee Michael E.S. Frankel and the Stockholder Group’s nominee Roger H. Ballou.  However, the Stockholder Group stands behind its highly qualified nominee Bradley S. Vizi and believes he will be a great addition to the Board.

The Stockholder Group is also willing to forego the reimbursement of its expenses for this election contest, including the substantial expenses incurred to respond to the Company’s frivolous lawsuit that a Federal court rejected last week for lack of merit, if Chairman and CEO Leon Kopyt voluntarily relinquishes his excessive compensation package in favor of one more in-line with the market.

It is the Stockholder Group’s hope that the existing members of the Board will work constructively with the Stockholder Group’s nominees if elected to the Board, such that a standstill is unnecessary.

The entire letter to RCM CEO Leon Kopyt follows:

December 2, 2013

Mr. Leon Kopyt
RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, New Jersey 08109-4613

Dear Leon,

We are in receipt of your letter dated November 27, 2013 proposing that we settle our current election contest with RCM Technologies, Inc. (the “Company” or “RCM”).  Given the timing of your letter – on the eve of the Thanksgiving holiday and with just over a week before the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”), we are concerned that your settlement offer is more for public consumption than a legitimate start to good-faith negotiations, particularly since you continue to launch personal attacks against the suitability of our nominee Bradley S. Vizi and publicly released your letter to stockholders before we had a chance to formally respond or engage in meaningful negotiations.  Needless to say, we have been deeply disappointed with the conduct of the Board of Directors (the “Board”) throughout this election contest -- from undertaking a malicious letter writing campaign, to expending significant stockholder capital to pursue a frivolous lawsuit that was recently rejected by a Federal court for lacking in merit.  We note that your proposal does not include the reimbursement of any of our expenses, including the substantial expense that we had to incur to defend the Company’s meritless lawsuit.  We would agree, however, as part of a settlement to not seek reimbursement of our expenses, provided that, as set forth below, you would agree to modify the terms of your onerous golden parachutes with the Company, which could amount to over $6 million or almost twice as much as the Company’s net income for last year.

As the largest stockholder of the Company, we believe a settlement of the upcoming election contest would be the most expeditious path forward.  Accordingly, we are setting forth below our response to your settlement offer.

1.	We accept your proposal to increase the size of the Board from six (6) to seven (7) members.

2.
We accept your proposal to revise the Company’s nominee slate for the 2013 Annual Meeting to include three (3) nominees, which would include Michael E.S. Frankel and Roger H. Ballou.  However, our nominee Bradley S. Vizi must be included in the Company’s slate.  Each of such nominees would stand for election to serve as directors until the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”).

3.
We accept RCM’s commitment that, like Mr. Frankel, Messrs. Ballou and Vizi would each serve out a full term on the Board until their successors are duly elected and, accordingly would not be entitled to “replacement rights” if such director was unable or unwilling to serve.

4.
Given our serious concerns with the conduct of the Board throughout this election contest, we have significant concerns with the Board’s commitment to work constructively with Messrs. Ballou and Vizi once elected to the Board.  Our hope, however, is that if Messrs. Ballou and Vizi are able to work constructively with the other members of the Board, there will be no need for a standstill since the Board will be able to agree upon the Company’s slate for the 2014 Annual Meeting.  Accordingly, we do not believe a standstill would be appropriate for a settlement along the lines you have proposed and must reserve our rights at the 2014 Annual Meeting in the event our two nominees are marginalized during their term in office.

5.	We agree with RCM’s proposal that we dismiss our respective lawsuits against each other. We further propose the mutual release of all claims up to the date of the definitive settlement agreement.

6.	We would agree to forego any expense reimbursement related to this proxy contest.

7.
Leon Kopyt would agree to the voluntary termination of his Termination Benefits Agreement and Severance Agreement and the amendment of his existing Employment Agreement to require that he receive only one (1) year of annual base salary, more in-line with market (verses three (3) years of annual base salary and bonus and a full tax gross up), upon his retirement or termination without “good and sufficient cause”.

Despite the Company’s repeated mischaracterizations of our prior settlement discussions, it is and has been our intent to negotiate in good faith a resolution so we would not need to resort to a proxy contest.  As the largest stockholder, we certainly have a great interest at stake, and accordingly stand willing to resolve this election contest and get on with the much more important task of dealing with the Company’s challenging business issues.  Accordingly, we have attached a draft settlement agreement substantially along the terms outlined above, which we are ready to execute in order to resolve this proxy contest.  We look forward to your response.

Sincerely,

/s/ Chris Kiper
Chris Kiper
Managing Director
Legion Partners Asset Management, LLC

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Contact:
Clifford A. Miller
(818) 973-4297

Source:
Legion Partners Asset Management, LLC